UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 11, 2008

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 11, 2008, Bradley E. Singer, the Chief Financial Officer and Treasurer of American Tower Corporation (the “Company”) and the Company’s principal financial officer, notified the Company that he intends to resign from his current positions with the Company. Mr. Singer’s anticipated departure date is June 30, 2008. Mr. Singer is resigning so that he may pursue other opportunities and not as a result of any disagreement with the Company.

On June 11, 2008, the Company issued a press release (the “Press Release”) announcing the departure of Mr. Singer as the Company’s Chief Financial Officer and Treasurer. A copy of the Company’s press release is furnished herewith as Exhibit 99.1.

(c) The Company announced in the Press Release that Jean Bua, Executive Vice President, Finance and Corporate Controller, will serve as interim Chief Financial Officer (and principal financial officer) upon the departure of Mr. Singer. Ms. Bua will also retain her duties as principal accounting officer. Ms. Bua will report directly to Jim Taiclet, the Company’s Chief Executive Officer. The Company will be initiating a selection process that will consider both internal and external candidates to succeed Mr. Singer as Chief Financial Officer.

Ms. Bua, age 49, joined the Company in August 2005, as Senior Vice President, Finance and Corporate Controller, and in February 2007, was named Executive Vice President, Finance and Corporate Controller. Prior to joining the Company, since 1996, Ms. Bua was with Iron Mountain, Inc., a global records management and data protection services company, where she most recently served as Senior Vice President, Chief Accounting Officer and Worldwide Controller. From 1993 to 1996, Ms. Bua was Corporate Controller for Duracraft Corporation, an international consumer products manufacturer. Prior to joining Duracraft, Ms. Bua was Assistant Controller for Keithley Instruments, a high-tech hardware and software company, from 1991 to 1993. Ms. Bua was also previously a management consultant for Ernst & Young and an auditor for KPMG. Ms. Bua is a Certified Public Accountant and holds an M.B.A. degree from the University of Rhode Island.

When Ms. Bua joined the Company in August 2005, the Company entered into a letter agreement with Ms. Bua that set forth her initial salary and bonus, as well as severance and other benefits. Pursuant to this letter agreement, the Company will be required to provide severance benefits to Ms. Bua if she is terminated other than for “cause” or terminates her employment for “good reason,” as such terms are defined in the letter agreement. If such a termination occurs, Ms. Bua is entitled to receive the following severance benefits: (1) bi-weekly payment of her then current salary for eighteen months following the date of termination and (2) continued health benefits for eighteen months following the date of termination (to run concurrent with COBRA coverage). Ms. Bua’s rights to exercise stock options would also be extended for a period equal to the lesser of three years following the date of such termination or the expiration of the options, and her stock options would continue to vest during the same period. The foregoing severance benefits are contingent upon Ms. Bua signing a separation and release agreement in acceptable form, which would include customary non-solicitation and non-competition provisions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release, dated June 11, 2008 (Furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION (Registrant)

Date: June 11, 2008	By:	/S/ EDMUND DISANTO
Edmund DiSanto Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated June 11, 2008 (Furnished herewith).